Exhibit 99.1

Vivos Inc. Provides 2021 Recap and Outlines 2022 Objectives

(Richland WA January 24, 2022) Vivos Inc. (OTCQB: RDGL), provides 2021 recap and outlines future objectives. Vivos’ CEO, Dr. Mike Korenko stated, “as we begin 2022, we wanted to review our progress during the past year and provide insights on our thinking for 2022 and beyond.”

Highlights for 2021 include the following:

●	ISOPET® ANIMAL THERAPY

○	The University of Missouri performed the first equine therapy. Several months of monitoring confirmed an excellent outcome and the patient continues to do well. We are now prepared to inform the equine community of this therapy via key journals and conferences.
○	We confirmed that pet insurance companies will reimburse their clients for IsoPet therapy.
○	We have teamed with FX Masse to develop a nine-module on-line IsoPet therapy certification training package that is now available to our new regional clinic candidates. The modules meet NRC training requirements and are hosted on their secure website exclusively for IsoPet regional clinic training.
○	The Veterinary Clinical Trials Network at Johns Hopkins University is now a qualified IsoPet® regional clinic with Dr. Rebecca Krimins as the authorized user. JHU has the correct radioactive material license and Dr. Krimins has completed her certification training. The first therapy has just been completed. Dr. Krimins may be contacted at rkrimin1@jhmi.edu.
○	Dr. Tomas Infernuso of the Animal Hospital Surgical Center on Long Island NY is engaged in qualifying his clinic as an IsoPet regional center. He and Dr. Joe Impellizeri have completed their certification training modules and the clinic’s radioactive material license application has been submitted to the NY regulators. They will perform the usual solid tumor therapies, but will initiate a new IsoPet application of treating the margins of surgically resected tumors. They will also apply their surgical techniques to demonstrating IsoPet therapy for treating deep tumors in internal organs.
○	Vista Veterinary Hospital is continuing IsoPet treatments on the west coast. A second veterinarian at Vista has completed the IsoPet therapy certification. Dr. Michelle Meyer can be reached at michellemeyer2012@gmail.com.
○	Building on the progress the regional partners discussed above, we intend to continue to increase the number of regional clinics domestically. Additionally, we are encouraged by the growing interest of the international community and see this as a meaningful growth opportunity for Isopet®.

●	RADIOGEL™ HUMAN THERAPY

○	We significantly upgraded the Quality Management System necessary for the pedigree of all future testing to comply with the strict FDA guidelines. We will continue our effort to ensure that all these quality documents are being implemented at our production center and by our partners.
○	We had a Pre-Submission Zoom meeting with the FDA to obtain interim comments on our draft IDE. They used the equivalent of the rapid breakthrough review process to give the RadioGel review a priority. We are currently strengthening our IDE based on their feedback. As per their suggestion we will schedule another meeting early in 2022 to focus on the details of the dosimetry calculations and to demonstrate that we have addressed their suggestions. The final IDE application will be submitted after the biocompatibility testing is complete and after the FDA comments are addressed.
○	In parallel we have been working with Mayo Clinic physicians to improve the Clinical Trial protocol for their Institutional Review Board. This has been a highly valuable and productive interaction. The Mayo doctors have extensive experience working with Y-90 for other applications and have provided important insights for successful use of RadioGel for the human application. They also attended the Pre-submission meeting with the FDA and were instrumental in addressing their questions and concerns.
○	Our animal therapies have been in relatively large tumors, some as large as a half-pound. As part of our development plan to increase the addressable market for Radiogel™, we are developing a microinjection system to deliver relatively small volumes with precision. In addition to treating small human lymph nodes, this refinement will pay off in future indications for use that require precise microinjections, such as treating ocular melanoma, brain tumors, and spinal cancers.

●	PROCESS/PRODUCT IMPROVEMENT

○	The Covid pandemic impacted our hydrogel production 2021. It removed our primary production technician and stopped the supply of one of our key production chemical components. I am pleased to report that through several months of effort involving IsoTherapeutics Group LLC, Akina Inc and Scientific Polymer Products Inc we have not only recovered from these setbacks, but have dramatically improved our polymer and hydrogel production process. We reduced the polymer production time and have increased the output by a factor of three. We have also further reduced the level of trace contaminants to be well below the FDA guidelines. The primary negative impact was to delay the initiation of the biocompatibility testing necessary for the IDE, which is now underway.
○	This hydrogel development yielded important proprietary results that will strengthen our intellectual property and form the basis for a new patent application.

●	INTELLECTUAL PROPERTY PROTECTION

○	Our original license with Battelle National Laboratory is reaching its end of life in 2022. During the past several years, in anticipation of this we have expanded our proprietary knowledge and our trademark and patent protection.
○	We have expanded our trademark protection from RadioGel to now include IsoPet. We obtained the International Certificate of Registration for ISOPET, which is the first step to file in several countries.

○	The international PCT accepted several of our claims on our particle patent. We have begun filing this patent in several countries.
○	We have just filed a new provisional patent to protect our current and planned developments. It includes a summary of our improved hydrogel formulation and production process, the use of other particles incorporating other isotopes beyond Y-90, and the anti-circumvention techniques we discovered that would make it more difficult for competitors to engineer around our proprietary hydrogel with other hydrogels from our defensive effort we call our “knock-off red team exercise”.
○	Following the provisional patent, we will file for utility patents on our polymer/hydrogel improvements, and other features that will enhance our IP portfolio.

●	FINANCE/REPORTING

○	Our capital structure and balance sheet are in excellent shape, with no toxic debt or derivatives and all the historical notes repaid.
○	All SEC reporting was filed in a timely manner.

In closing Dr. Korenko stated, “We have made steady and meaningful progress in complex animal and human therapy markets. We are leveraging our broad understanding of cancer therapy on a range of cancers in animals to set the stage for human therapy. We are pursuing thyroid cancer to gain approval for the initial indication for use, but we intend to follow that by submitting other indications for use in other cancer therapies. We have evolved to a very stable financial structure and pay close attention to intellectual property protection. We will continue to operate in a conservative ethical manner that is focused on helping animals and people. This is driving and motivating our team. “

About Vivos Inc. (OTCQB: RDGL)

Vivos Inc. has developed an Yttrium-90 based injectable brachytherapy device, for the treatment of tumors in animals (IsoPet®) and in humans (RadioGel™). Brachytherapy uses highly localized radiation to destroy cancerous tumors by placing a radioactive isotope directly inside the treatment area using the company’s proprietary hydrogel technology. The injection delivers therapeutic radiation from within the tumor without the entrance skin dose and associated side effects of treatment that characterize external-beam radiation therapy. This feature allows safe delivery of higher doses needed for treating both non-resectable and radiation-resistant cancers.

RadioGel™ is a hydrogel liquid containing tiny yttrium-90 phosphate particles that may be administered directly into a tumor. The hydrogel is an yttrium-90 carrier at room temperature that gels within the tumor interstitial spaces after injection to keep the radiation sources safely in place. The short-range beta radiation from yttrium-90 localizes the dose within the treatment area so that normal organs and tissues are not adversely affected.

RadioGel™ also has a short half-life – delivering more than 90% of its therapeutic radiation within 10 days. This compares favorably to other available treatment options requiring up to six weeks or more to deliver a full course of radiation therapy. Therapy can be safely administered as an out-patient procedure and the patient may return home without subsequent concern for radiation dose to family members.

The IsoPet® Solutions division used university veterinary hospitals to demonstrate the safety and therapeutic effectiveness for different animal cancers. Testing on feline sarcoma at the Washington State University was completed in 2018 and testing on canine soft tissue sarcomas at the University of Missouri was completed in 2019.

In 2018 the Company obtained confirmation from the FDA Center for Veterinary Medicine that IsoPet® is classified as a medical device according to its intended use and means by which it achieves its intended purpose. The FDA also reviewed the product labeling which included canine and feline sarcomas as the initial indications for use. The FDA does not require pre-market approval for veterinary devices so no additional approval is required. Following the demonstration phase, Vivos is able to generate revenue through the sale of IsoPet® to University animal hospitals and private veterinary clinics.

IsoPet® for treating animals uses the same technology as RadioGel™ for treating humans. The Food and Drug Administration advised using different product names in order to avoid confusion and cross-use.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, the Company’s ability to successfully execute its expanded business strategy, including by entering into definitive agreements with suppliers, commercial partners and customers; general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technical advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, regulatory requirements and the ability to meet them, government agency rules and changes, and various other factors beyond the Company’s control.

CONTACT:

Vivos Inc. Michael K. Korenko, Sc.D.

President & CEO

MKorenko@RadioGel.com